Exhibit 99.1

Antigenics Reports Fourth Quarter and Year-End 2006 Financial Results


    NEW YORK--(BUSINESS WIRE)--Feb. 21, 2007--Antigenics Inc. (NASDAQ:
AGEN) reported results today for the quarter and year ended December 31, 2006. For the three months ended December 31, 2006, the company incurred a net loss attributable to common stockholders of $11.7 million, or $0.26 per share, basic and diluted, compared with a net loss attributable to common stockholders of $17.9 million, or $0.39 per share, basic and diluted, for the same period in 2005. For the year ended December 31, 2006, Antigenics incurred a net loss attributable to common stockholders of $52.7 million, or $1.15 per share, basic and diluted, compared with a net loss attributable to common stockholders of $74.9 million, or $1.64 per share, basic and diluted, for the same period in 2005. The decreased loss reflects, among other factors, the company's restructuring efforts in 2006, the completion of most activity related to its Phase 3 clinical trials, and its general ongoing commitment to reducing cash burn. Research and development costs decreased to $28.6 million for the year ended December 31, 2006, compared with $47.1 million for the year ended December 31, 2005. General and administrative expenses decreased to $21.3 million for the year ended December 31, 2006, compared with $25.9 million in the same period in 2005. As a result of the adoption of Statement of Financial Accounting Standards No. 123R effective January 1, 2006, Antigenics incurred a non-cash charge related to the expensing of stock-based compensation of $3.3 million, or $0.07 per share, basic and diluted, for the year ended 2006, and $1.2 million, or $0.03 per share, basic and diluted, for the quarter ended December 31, 2006. Cash, cash equivalents and short-term investments amounted to $40.1 million on December 31, 2006. Subsequent to the end of the quarter, Antigenics received net proceeds of approximately $1.5 million from the sale of its stake in the Applied Genomic Technology Capital Fund, L.P.

    "2006 was a year of both challenges and opportunities for Antigenics. Although the results of our kidney cancer trial did not put us on a path for rapid commercialization in the US, we are pursuing several paths to bring Oncophage to patients in other major markets based on the significant benefit observed in a significant proportion of well defined, intermediate-risk kidney cancer patients," said Garo H. Armen, PhD, chairman and CEO of Antigenics. "Last year we also solidified our position in one of the industry's rapidly emerging and fastest growth segments by extending our QS-21 vaccine adjuvant collaborations with GlaxoSmithKline, Acambis and others in the vaccine space."

    Corporate Update

    QS-21 Stimulon(R) Adjuvant

    -- Subsequent to the end of the year, Antigenics completed the sharing of manufacturing technologies and related know-how with GlaxoSmithKline (GSK), triggering a $2 million milestone payment to Antigenics.

    -- In a recent review of the malaria vaccine landscape published in Vaccine (Girard et al. Vaccine 2007;25), it was noted that protective immune response was induced with the use of the RTS,S antigen and GSK's proprietary AS02 adjuvant formulation, which contains QS-21.

    Oncophage(R) (vitespen)

    -- The lead US investigator from the Phase 3 study of Oncophage in kidney cancer will present data from the trial at the American Urological Association's annual meeting in May.

    -- Antigenics plans to continue to follow patients from this study for recurrence-free survival and overall survival through March of 2007, and anticipates announcing data from an updated analysis in mid-2007. The company will discuss the updated data with regulatory agencies to define a pathway by which Oncophage may be made available to kidney cancer patients in the United States and other territories.

    -- In November 2006, the company announced preliminary data from an investigator-sponsored Phase 1/2 study of Oncophage in recurrent glioma. In the first cohort of six patients, all patients exceeded the overall survival historical benchmark of
        14.6 months from time of diagnosis. Enrollment is near completion in the second cohort of six patients, which will be followed by initiation of enrollment in the Phase 2 portion of the study. Experience gained from this study will guide the design of a potential follow-on study. Updated data will be presented at the annual meeting of the American Association of Neurological Surgeons in April.

    -- Final data from Antigenics' Phase 3 metastatic melanoma study are expected to be published in a peer-reviewed journal by the end of the year.

    -- In mid- to late-2007, Antigenics expects to launch one or more small clinical trials of Oncophage in combination with other agents to evaluate tumor response in patients with stage IV disease. Data should be available within 12 to 18 months of first patient enrollment.

    Aroplatin(TM) (L-NDDP)

    -- Treatment continues in Antigenics' Phase 1 study in advanced solid tumors and B cell lymphomas. Data generated thus far indicate a safety profile consistent with past studies of Aroplatin, including no significant reports of neurotoxicity. The maximum tolerated dose is expected to be reached in the first quarter, after which Antigenics anticipates initiating a trial in pancreatic cancer.

    AG-707

    -- More than one third of the required patients have been enrolled in the ongoing Phase 1 trial in genital herpes.
        Antigenics anticipates completing enrollment by the end of 2007, at which time the immunological testing component of the trial will begin.

    Corporate

    -- With the closing of the $25 million convertible note in October, Antigenics expects cash reserves to be sufficient to fund operations into 2008. The company is reviewing additional financing strategies that would further strengthen its balance sheet while minimizing dilution to existing shareholders. Meanwhile, efforts to further reduce the company's cash burn are ongoing.

    Conference Call Information

    Antigenics executives will host a conference call at 11:00 a.m. ET today. To access the live call, dial 888.271.9082 (domestic) or
706.679.7741 (international); the access code is 8810929. The call will also be webcast and will be accessible from the company's website at www.antigenics.com/webcast. A replay will be available approximately two hours after the call through midnight ET on March 7, 2007. The replay number is 800.642.1687 (domestic) or 706.645.9291
(international), and the access code is 8810929. The replay will also be available on the company's website approximately two hours after the live call.

    About Antigenics

    Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company's investigational product portfolio includes Oncophage(R) (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin(TM) (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21 Stimulon, an adjuvant being evaluated by Antigenics' corporate partners in several late-stage clinical trials. For more information, please visit www.antigenics.com.

    This press release contains forward-looking statements, including statements regarding the company's ongoing commitment to reduce cash burn; the company's anticipated sufficiency of funds and ability to bolster its cash position; the potential market for, and the growth in development of products containing QS-21 by the company's collaborative partners and licensees; the current and future preclinical and clinical development and commercialization activities and timelines for Oncophage; and the company's Phase 1 clinical programs involving Aroplatin and AG-707 and their potential development paths. These risks and uncertainties include, among others, the risk of the inability of the company to operate within its targeted burn rate and identify additional means of cost savings; unfavorable data resulting from the analysis of the Oncophage Phase 3
Part 1 kidney cancer trial data; retention of key employees; clinical trial enrollment; decisions by collaborative partners and licensees; decisions by regulatory agencies; timing and results of clinical and preclinical studies; timely and successful development of QS-21 manufacturing capabilities and the factors described under Factors That May Impact Future Results in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission on November 9, 2006. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.


              Summary Consolidated Financial Information

         Condensed Consolidated Statements of Operations Data
                (in thousands, except per share data)
                             (unaudited)

                               Three months ended      Year ended
                                  December 31,        December 31,
                                   2006      2005      2006      2005
                               --------- --------- --------- ---------


Revenue                        $    320  $    348  $    692  $    630

Operating expenses:
   Research and development       6,015    10,689    28,643    47,080
   General and administrative     5,265     6,360    21,288    25,868
   Restructuring costs                -       990     1,374     1,596
                               --------- --------- --------- ---------

Operating loss                  (10,960)  (17,691)  (50,613)  (73,914)

Other expense, net                 (577)      (27)   (1,268)     (190)
                               --------- --------- --------- ---------

Net loss                        (11,537)  (17,718)  (51,881)  (74,104)

   Dividends on Series A
    convertible preferred
    stock                          (197)     (197)     (790)     (790)
                               --------- --------- --------- ---------

Net loss attributable to
 common stockholders           $(11,734) $(17,915) $(52,671) $(74,894)
                               ========= ========= ========= =========

Per common share data, basic
 and diluted:
   Net loss attributable to
    common stockholders        $  (0.26) $  (0.39) $  (1.15) $  (1.64)
   Weighted average number of
    common shares outstanding,
    basic and diluted            45,868    45,591    45,809    45,577


              Condensed Consolidated Balance Sheet Data
                            (in thousands)
                             (unaudited)

                                   December 31, 2006 December 31, 2005
                                   ----------------- -----------------

Cash, cash equivalents and short-
 term investments                   $        40,095   $        61,748
Total assets                                 72,952           104,151
Total stockholders' (deficit)
 equity                                     (17,393)           31,899

    CONTACT: Antigenics Inc.
             Investor Relations
             Robert Anstey, 800-962-2436
             ir@antigenics.com
             or
             Corporate Communications
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com